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                                                                       EXHIBIT 5


                      [Letterhead of Katten Muchin & Zavis]




                                                                    312-902-5200

                                February 18, 1999




Wells-Gardner Electronics Corporation
2701 North Kildare Avenue
Chicago, Illinois 60639

Ladies and Gentlemen:

         We have acted as counsel for Wells-Gardner Electronics Corporation, an Illinois corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 500,000 shares of the Company's Common Stock, $1.00 par value (the "Common Stock"), issuable upon exercise of awards granted under the Wells-Gardner Electronics Corporation 1999 Stock Purchase Plan (the "Plan"). The Plan has been approved by the Board of Directors of the Company and will be submitted to the Shareholders of the Company for approval at its next shareholders annual meeting.

         In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including the following:

         1.       The Registration Statement;

         2.       The Articles of Incorporation of the Company, as amended;

         3.       The Bylaws of the Company, as amended;

         4.       Resolutions adopted by the Board of Directors of the Company;

         5.       Form of Stock Option Agreement; and

         6.       The Plan.


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Wells-Gardner Electronics Corporation
February 18, 1999
Page 2



         In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

         Based upon and subject to the foregoing, we are of the opinion that the 500,000 shares of Common Stock covered by the Registration Statement, when issued and delivered by the Company in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

         Our opinion expressed above is limited to the laws of the State of Illinois, and we do not express any opinion herein concerning any other laws. This opinion is solely for the information of the addressee hereof and is not to be quoted in full or in part or otherwise referred to, nor is it to be filed with any governmental agency or any other person without our prior written consent. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

         We hereby consent to the use of this opinion for filing as Exhibit 5 to the Registration Statement. In giving this consent we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations promulgated thereunder.

                                                     Very truly yours,


                                                     /S/Katten Muchin & Zavis
                                                     --------------------------
                                                     KATTEN MUCHIN & ZAVIS